Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Actua Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-34736, 333-76870, 333-76872, 333-126808, 333-160252 and 333-189743) and the registration statement on Form S-4 (No. 333-162448) of Actua Corporation of our reports dated March 31, 2017, with respect to the consolidated balance sheets of Actua Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Actua Corporation.
Our report dated March 31, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Actua Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 due to a material weakness related to ineffective general information technology controls (GITCs) over systems development, program change and user access, which resulted in automated processes and controls over financial reporting which are dependent upon effective GITCs, and manual controls which are dependent upon the completeness and accuracy of the information generated from the information technology systems, being ineffective.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 31, 2017